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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Grubb & Ellis Company for the registration of $150,000,000 of debt securities, preferred stock, common stock, equity warrants and debt warrants, and to the incorporation by reference therein of our report dated August 18, 1997 (except for Note 1(k), as to which the date is March 21, 1998), with respect to the consolidated financial statements of Grubb & Ellis Company included in its Annual Report (Form 10-K/A) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 21, 1998